EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kent A. Steinwert and Stephen W. Haley and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Name	Title	Date

/s/ Kent A. Steinwert	Chairman of the Board	August 24, 2016
Kent A. Steinwert

/s/ Stephen W. Haley	Chief Financial Officer	August 24, 2016
Stephen W. Haley

/s/ Stewart C. Adams, Jr.	Director	August 24, 2016
Stewart C. Adams, Jr.

/s/ Edward Corum, Jr.	Director	August 24, 2016
Edward Corum, Jr.

/s/ Gary J. Long	Director	August 24, 2016
Gary J. Long

/s/ Bruce A. Mettler	Director	August 24, 2016
Bruce A. Mettler

/s/ Kevin Sanguinetti	Director	August 24, 2016
Kevin Sanguinetti

/s/ Calvin Suess	Director	August 24, 2016
Calvin Suess